                                                                     EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

                                    BETWEEN
                            PREMIER BANCSHARES, INC.
                                      and
                                BB&T CORPORATION

                               TABLE OF CONTENTS
                               -----------------
                                                                            Page
                                                                            ----
ARTICLE I
  DEFINITIONS..............................................................   1
  1.1   Definitions........................................................   1
        -----------
  1.2   Terms Defined Elsewhere............................................   6
        -----------------------

ARTICLE II
  THE MERGER...............................................................   7
  2.1   Merger.............................................................   7
        ------
  2.2   Filing; Plan of Merger.............................................   7
        ----------------------
  2.3   Effective Time.....................................................   7
        --------------
  2.4   Closing............................................................   7
        -------
  2.5   Effect of Merger...................................................   8
        ----------------
  2.6   Further Assurances.................................................   8
        ------------------
  2.7   Merger Consideration...............................................   8
        --------------------
  2.8   Conversion of Shares; Payment of Merger Consideration..............   9
        -----------------------------------------------------
  2.9   Conversion of Stock Options........................................  10
        ---------------------------
  2.10  Assumption of Trust Preferred Obligations..........................  12
        -----------------------------------------
  2.11  Merger of Subsidiaries.............................................  12
        ----------------------
  2.12  Anti-Dilution......................................................  12
        -------------
  2.13  Dissenting Shares..................................................  12
        -----------------

ARTICLE III
  REPRESENTATIONS AND WARRANTIES OF PREMIER................................  13
  3.1   Capital Structure..................................................  13
        -----------------
  3.2   Organization, Standing and Authority...............................  14
        ------------------------------------
  3.3   Ownership of Subsidiaries..........................................  14
        -------------------------
  3.4   Organization, Standing and Authority of the Subsidiaries...........  14
        --------------------------------------------------------
  3.5   Authorized and Effective Agreement.................................  14
        ----------------------------------
  3.6   Securities Filings; Financial Statements; Statements True..........  15
        ---------------------------------------------------------
  3.7   Minute Books.......................................................  16
        ------------
  3.8   Adverse Change.....................................................  16
        --------------
  3.9   Absence of Undisclosed Liabilities.................................  16
        ----------------------------------
  3.10  Properties.........................................................  17
        ----------
  3.11  Environmental Matters..............................................  17
        ---------------------
  3.12  Loans; Allowance for Loan Losses...................................  18
        --------------------------------
  3.13  Tax Matters........................................................  18
        -----------
  3.14  Employees; Compensation; Benefit Plans.............................  19
        --------------------------------------
  3.15  Certain Contracts..................................................  23
        -----------------
  3.16  Legal Proceedings; Regulatory Approvals............................  23
        ---------------------------------------
  3.17  Compliance with Laws; Filings......................................  24
        -----------------------------

  3.18  Brokers and Finders................................................  24
        -------------------
  3.19  Repurchase Agreements; Derivatives.................................  24
        ----------------------------------
  3.20  Deposit Accounts...................................................  25
        ----------------
  3.21  Related Party Transactions.........................................  25
        --------------------------
  3.22  Certain Information................................................  25
        -------------------
  3.23  Tax and Regulatory Matters.........................................  25
        --------------------------
  3.24  State Takeover Laws; No Rights Plan................................  26
        -----------------------------------
  3.25  Labor Relations....................................................  26
        ---------------
  3.26  No Right to Dissent................................................  26
        -------------------
  3.27  Fairness Opinion...................................................  26
        ----------------

ARTICLE IV
  REPRESENTATIONS AND WARRANTIES OF BB&T...................................  26
  4.1   Capital Structure of BB&T..........................................  27
        -------------------------
  4.2   Organization, Standing and Authority of BB&T.......................  27
        --------------------------------------------
  4.3   Authorized and Effective Agreement.................................  27
        ----------------------------------
  4.4   Organization, Standing and Authority of BB&T Subsidiaries..........  28
        ---------------------------------------------------------
  4.5   Securities Documents; Statements True..............................  28
        -------------------------------------
  4.6   Certain Information................................................  28
        -------------------
  4.7   Tax and Regulatory Matters.........................................  28
        --------------------------
  4.8   Adverse Change.....................................................  29
        --------------
  4.9   Rights Agreement...................................................  29
        ----------------


ARTICLE V
  COVENANTS................................................................  29
  5.1   Premier Shareholder Meeting........................................  29
        ---------------------------
  5.2   Registration Statement; Proxy Statement/Prospectus.................  30
        --------------------------------------------------
  5.3   Plan of Merger; Reservation of Shares..............................  30
        -------------------------------------
  5.4   Additional Acts....................................................  30
        ---------------
  5.5   Efforts to Consummate..............................................  31
        ---------------------
  5.6   Certain Accounting Matters, Lending Policies.......................  31
        --------------------------------------------
  5.7   Access to Information..............................................  32
        ---------------------
  5.8   Press Releases.....................................................  32
        --------------
  5.9   Forbearances of Premier............................................  32
        -----------------------
  5.10  Employment Agreements..............................................  35
        ---------------------
  5.11  Affiliates.........................................................  35
        ----------
  5.12  Section 401(k) Plan; Other Employee Benefits.......................  36
        --------------------------------------------
  5.13  Directors and Officers Protection..................................  37
        ---------------------------------
  5.14  Forbearances of BB&T...............................................  37
        --------------------
  5.15  Reports............................................................  38
        -------
  5.16  Exchange Listing...................................................  38
        ----------------
  5.17  Board of Directors.................................................  38
        ------------------

  5.18  Completion of Bank Mergers.........................................  39
        --------------------------

ARTICLE VI
  CONDITIONS PRECEDENT.....................................................  39
  6.1   Conditions Precedent - BB&T and Premier............................  39
        ---------------------------------------
  6.2   Conditions Precedent - Premier.....................................  40
        ------------------------------
  6.3   Conditions Precedent - BB&T........................................  41
        ---------------------------

ARTICLE VII
  TERMINATION, DEFAULT, WAIVER AND AMENDMENT...............................  42
  7.1   Termination........................................................  42
        -----------
  7.2   Effect of Termination..............................................  43
        ---------------------
  7.3   Survival of Representations, Warranties and Covenants..............  43
        -----------------------------------------------------
  7.4   Waiver.............................................................  44
        ------
  7.5   Amendment or Supplement............................................  44
        -----------------------
  7.6   Termination Fee....................................................  44
        ---------------

ARTICLE VIII
  MISCELLANEOUS............................................................  45
  8.1   Expenses...........................................................  45
        --------
  8.2   Entire Agreement...................................................  45
        ----------------
  8.3   No Assignment......................................................  45
        -------------
  8.4   Notices............................................................  46
        -------
  8.6   Captions...........................................................  47
        --------
  8.7   Counterparts.......................................................  47
        ------------
  8.8   Governing Law......................................................  47
        -------------

ANNEXES
-------

     Annex A                  Articles of Merger
     Annexes B-1 and B-2      Employment Agreements with Officers
     Annex C                  Matters to be Covered in Opinion of BB&T's
                              Counsel
     Annex D                  Matters to be Covered in Opinion of Premier's
                              Counsel

                     AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), dated as of _____________, 1999, is by and between PREMIER BANCSHARES, INC. ("Premier"), a Georgia corporation having its principal office at ________________, Georgia, and BB&T CORPORATION ("BB&T"), a North Carolina corporation having its principal office at Winston-Salem, North Carolina;

                                R E C I T A L S:
                                - - - - - - - -

     The parties believe it is in their respective best interests that Premier be merged with and into BB&T (said transaction being hereinafter referred to as the "Merger") pursuant to a plan of merger (the "Plan of Merger") substantially in the form attached as Annex A hereto, and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

1.1  Definitions
     -----------

     When used herein, the capitalized terms set forth below shall have the following meanings:

     "Affiliate" means, with respect to any Person, any Person, who directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person.

     "Articles of Merger" shall mean the Articles of Merger required to be filed with the office of the Secretary of State of North Carolina, as provided in
Section 55-11-05 of the NCBCA, and with the office of the Secretary of State of Georgia, as provided in Section 14-2-1105 of the GBCC.

     "Bank Holding Company Act" shall mean the Federal Bank Holding Company Act of 1956, as amended.

     "BB&T Common Stock" shall mean the shares of voting common stock, par value $5.00 per share, of BB&T, with rights attached issued pursuant to Rights Agreement dated December 17, 1996 between BB&T and Branch Banking and Trust Company, as Rights Agent, relating to BB&T's Series B Junior Participating Preferred Stock, $5.00 par value per share.

     "BB&T Subsidiaries" shall mean all bank Subsidiaries of BB&T at the Effective Time.

     "Business Day" shall mean all days other than Saturdays, Sundays and Federal Reserve holidays.

     "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act, as amended (42 U.S.C. 9601 et seq.).

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commission" shall mean the Securities and Exchange Commission.

     "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

     "Disclosed" shall mean disclosed in the Premier Disclosure Memorandum, referencing the Section number herein pursuant to which such disclosure is being made.

     "Environmental Claim" means any notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup or remediation costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from a violation of the Environmental Laws or the presence or release into the environment of any Hazardous Substances.

     "Environmental Laws" means all applicable federal, state and local laws and regulations, as amended, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over and including common law in respect of, pollution or protection of the environment, including without limitation CERCLA, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other laws and regulations relating to emissions, discharges, releases, or threatened releases of any Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substances.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "FDIC" shall mean the Federal Deposit Insurance Corporation.

     "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

     "Financial Advisors" shall mean Donaldson, Lufkin & Jenrette Securities Corporation and Brown, Burke Capital Partners, Inc.

     "Financial Statements" shall mean (a) with respect to BB&T, (i) the consolidated balance sheet (including related notes and schedules, if any) of BB&T as of December 31, 1998, 1997, and 1996, and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1998, 1997, and 1996, as filed by BB&T in Securities Documents and (ii) the consolidated balance sheets of BB&T (including related notes and schedules, if any) and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by BB&T with respect to periods ended subsequent to December 31, 1998, and (b) with respect to Premier, (i) the consolidated statements of financial condition (including related notes and schedules, if any) of Premier as of December 31, 1998, December 31, 1997 and December 31, 1996, and the related consolidated statements of income and retained earnings, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1998, December 31, 1997 and December 31, 1996 as filed by Premier in Securities Documents, (ii) the consolidated statements of financial condition of Premier (including related notes and schedules, if any) and the related consolidated statements of income and retained earnings, and cash flows (including related notes and schedules, if any) included in Securities Documents filed by Premier with respect to periods ended subsequent to December 31, 1998 and (iii) the Press Release of Premier dated June 21, 1999.

     "GAAP" shall mean generally accepted accounting principles applicable to financial institutions and their holding companies, as in effect at the relevant date.

     "GBCC" shall mean the Georgia Business Corporation Code, as amended.

     "Hazardous Substances" means any substance or material (i) identified as such in CERCLA; (ii) determined to be toxic, a pollutant or a contaminant under CERCLA or any other applicable federal, state or local statute, law, ordinance, rule or regulation, including but not limited to petroleum products; (iii) asbestos; and (iv) poly-chlorinated biphiphenyls.

     "IRS" shall mean the Internal Revenue Service.

     "Knowledge" shall mean, as used with respect to a Person (including references to such Person being aware of a particular matter), the personal knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person.

     "Material Adverse Effect" on BB&T or Premier shall mean an event, fact, change, or occurrence which, individually or together with any other event, fact, change or occurrence, (i) has a material adverse effect on the financial condition, results of operations, business or business prospects of BB&T and the BB&T Subsidiaries taken as a whole, or Premier and the Premier Subsidiaries taken as a whole, or (ii) materially impairs the ability of BB&T or Premier to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of BB&T or Premier taken with the prior written consent of the other in contemplation of the transactions contemplated hereby and (b) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement or relating to any litigation or proceedings arising as a result of the Merger.

     "NCBCA" shall mean the North Carolina Business Corporation Act, as amended.

     "NYSE" shall mean the New York Stock Exchange, Inc.

     "Pending Acquisitions" shall mean, collectively, the proposed acquisitions by Premier of North Fulton Bancshares, Inc., Roswell, Georgia, Farmers & Merchants Bank, Summerville, Georgia and Bank Atlanta, Decatur, Georgia.

     "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, agency, other entity or groups of entities, or governmental body.

     "Premier Common Stock" shall mean the shares of voting common stock, par value $1.00 per share, of Premier.

     "Premier Disclosure Memorandum" shall mean the written information in one or more documents, each of which is entitled "Premier Disclosure Memorandum" and dated and delivered by Premier to BB&T prior to the date of execution of this Agreement, and describing in reasonable detail the matters contained therein. Each disclosure made therein shall specifically reference each Section of this Agreement under which such disclosure is made and relevant. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced.

     "Premier Preferred Stock" shall mean the shares of nonvoting Series A Redeemable Preferred Stock, $60.00 par value, of Premier.

     "Premier Subsidiaries" shall mean Premier Bank, Premier Lending Corporation, PMB Holdings, Inc. and any and all other Subsidiaries of Premier as of the date hereof and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Premier after the date hereof and held as a Subsidiary by Premier at the Effective Time.

     "Proxy Statement/Prospectus" shall mean the proxy statement and prospectus, together with any supplements or amendments thereto, to be sent to shareholders of Premier to solicit their votes in connection with a proposal to approve this Agreement and the Plan of Merger.

     "Registration Statement" shall mean the registration statement of BB&T as declared effective by the Commission under the Securities Act, including any post-effective amendments or supplements thereto as filed with the Commission under the Securities Act, with respect to the BB&T Common Stock to be issued in connection with the transactions contemplated by this Agreement.

     "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests (other than rights pursuant to the Rights Agreement described under the definition of "BB&T Common Stock"), and stock appreciation rights, performance units and similar stock-based rights whether or not they obligate the issuer thereof to issue stock or other securities or to pay cash.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Securities Documents" shall mean all reports, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws, including but not limited to periodic and other reports filed pursuant to Section 13 of the Exchange Act.

     "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939 as amended; and the rules and regulations of the Commission promulgated thereunder.

     "Stock Option" shall mean, collectively, any option granted under the Stock Option Plans, or otherwise pursuant to any award or agreement, outstanding and unexercised on the date hereof to acquire shares of Premier Common Stock, aggregating 1,975,935 shares.

     "Stock Option Plans" shall mean the following plans maintained by Premier:
1997 Stock Option Plan, 1995 Stock Option Plan, 1993 Employee Stock Option Plan, Frederica Bank and Trust Directors Stock Option Plan, Amended and Restated Directors' Deferred Stock Unit Plan and Directors' Stock Option Plan and any stock option or other similar plans maintained by or for any of the institutions (or their Subsidiaries) party to the Pending Acquisitions and Disclosed.

     "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent, but excluding equity securities owned or controlled in a fiduciary capacity or acquired through foreclosure or enforcement of any lien.

     "TILA" shall mean the Truth in Lending Act, as amended.

1.2  Terms Defined Elsewhere
     -----------------------

     The capitalized terms set forth below are defined in the following sections:

          Agreement                       Introduction
          BB&T                            Introduction
          BB&T Option Plan                Section 2.9(a)
          Closing                         Section 2.4
          Closing Date                    Section 2.4
          Closing Value                   Section 2.7(b)
          Common Exchange Ratio           Section 2.7(a)
          Constituent Corporations        Section 2.1
          Effective Time                  Section 2.3
          Employer Entity                 Section 5.12(b)
          Indenture                       Section 2.10
          Merger                          Recitals
          Merger Consideration            Section 2.7(a)
          PBGC                            Section 3.14(b)(iv)
          Plan                            Section 3.14(b)(i)
          Plan of Merger                  Recitals
          Preferred Exchange Ratio        Section 2.7(a)
          Premier                         Introduction
          Premier Acquisition Proposal    Section 7.1(g)
          Premier Capital Trust           Section 2.10
          Surviving Corporation           Section 2.1(a)
          Termination Fee                 Section 7.6(a)
          Transferred Employee            Section 5.12(b)
          Trust Preferred                 Section 2.10

                                  ARTICLE II
                                  THE MERGER

2.1  Merger
     ------

     BB&T and Premier are constituent corporations (the "Constituent Corporations") to the Merger as contemplated by the NCBCA and the GBCC. At the Effective Time:

     (a) Premier shall be merged with and into BB&T in accordance with the terms of this Agreement and the applicable provisions of the NCBCA and the GBCC, with BB&T being the surviving corporate entity (hereinafter sometimes referred to as the "Surviving Corporation").

     (b) The separate existence of Premier shall cease and the Merger shall in all respects have the effect provided in Section 2.5.

     (c) The Articles of Incorporation of BB&T at the Effective Time shall become the Articles of Incorporation of the Surviving Corporation.

     (d) The Bylaws of BB&T at the Effective Time shall become the Bylaws of the Surviving Corporation.

2.2  Filing; Plan of Merger
     ----------------------

     The Merger shall not become effective unless this Agreement and the Plan of Merger are duly approved by shareholders holding at least a majority of the shares of Premier Common Stock and Premier Preferred Stock, voting together as a single voting group. Upon fulfillment or waiver of the conditions specified in
Article VI and provided that this Agreement has not been terminated pursuant to
Article VII, the Constituent Corporations will cause the Articles of Merger to be executed and filed with the Secretary of State of North Carolina and the Secretary of State of Georgia, as provided in Section 55-11-05 of the NCBCA and
Section 14-2-1105 of the GBCC, respectively. The Plan of Merger is attached hereto and incorporated herein by reference, and adoption of this Agreement by the Boards of Directors of the Constituent Corporations and approval by the shareholders of Premier shall constitute adoption and approval of the Plan of Merger.

2.3  Effective Time
     --------------

     The Merger shall be effective at the day and hour specified in the Articles of Merger as filed as provided in Section 2.2 (herein sometimes referred to as the "Effective Time").

2.4  Closing
     -------

     The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina, at 10:00 a.m., or such other place as BB&T and Premier may agree, on the date designated by BB&T which is within thirty days following the satisfaction of the conditions to Closing set forth in Article VI (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), or such later date as the parties may otherwise agree (the "Closing Date").

2.5  Effect of Merger
     ----------------

     From and after the Effective Time, the separate existence of Premier shall cease, and the Surviving Corporation shall thereupon and thereafter, possess all of the rights, privileges, immunities and franchises, of a public as well as a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and each and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim, existing action or proceeding, civil or criminal, pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place; and any judgment rendered against either of the Constituent Corporations may be enforced against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by reason of the Merger.

2.6  Further Assurances
     ------------------

     If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that such Constituent Corporations and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Constituent Corporations or otherwise to take any and all such actions.

 2.7 Merger Consideration
     --------------------

     (a) As used herein, the term "Merger Consideration" shall mean the portion of a share of BB&T Common Stock to be exchanged for each share of Premier Common Stock and the number of shares of BB&T Common Stock to be exchanged for each share of Premier Preferred Stock issued and outstanding as of the Effective Time and cash (without interest) to be payable in exchange for any fractional share of BB&T Common Stock which would otherwise be distributable to a Premier shareholder as provided in Section 2.7(b). The portion of a share of BB&T Common Stock to be issued for each issued and outstanding share of Premier Common Stock (the "Common Exchange Ratio") shall be .5155. The number of shares of BB&T Common Stock (computed to the nearest ten thousandth of a share) to be issued for each issued and outstanding share of Premier Preferred Stock (the "Preferred Exchange Ratio") shall equal the quotient of $60.00 divided by the Closing Value (as defined in Section 2.7(b)).

     (b) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the Closing Value. The "Closing Value" shall mean the average closing price per share of BB&T Common Stock on the NYSE Composite Transaction List (as reported by The Wall Street Journal - Eastern Edition) for the five trading days (determined by excluding days on which the NYSE is closed) ending on the calendar day preceding the Effective Time.

2.8  Conversion of Shares; Payment of Merger Consideration
     -----------------------------------------------------

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of Premier or the holders of record of Premier Common Stock or Premier Preferred Stock, each share of Premier Common Stock and each share of Premier Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of Premier Common Stock or Premier Preferred Stock (as provided in subsection (d) below), the Merger Consideration.

     (b) Each share of BB&T Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

     (c) Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of Premier Common Stock or Premier Preferred Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration and any declared and unpaid dividends (in the case of Premier Common Stock) or accrued and unpaid dividends (in the case of Premier Preferred Stock). No interest will be paid or accrued on any cash payable for fractional shares as part of the Merger Consideration (or on any dividend or other distribution) upon the surrender of the certificate or certificates representing shares of Premier Common Stock or Premier Preferred Stock. With respect to any certificate for Premier Common Stock or Premier Preferred Stock that has been lost or destroyed, BB&T shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares represented thereby. Upon and after the Effective Time, Premier's transfer books shall be closed and no transfer of the shares of Premier Common Stock or Premier Preferred Stock outstanding immediately prior to the Effective Time shall be made.

     (d) Promptly after the Effective Time, BB&T shall cause to be delivered or mailed to each Premier shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of Premier Common Stock or Premier Preferred Stock. Upon proper surrender of such certificates or other evidence of ownership meeting the requirements of Section 2.8(c), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, BB&T shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration and any declared and unpaid dividends (in the case of Premier Common Stock) or accrued and unpaid dividends (in the case of Premier Preferred Stock).

     (e) The Surviving Corporation shall pay any dividends or other distributions with a record date prior to the Effective Time which have been declared or made by Premier in respect of shares of Premier Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, subject to compliance by Premier with Section 5.9(b). At the time of the Closing and incident thereto, Premier shall pay a per share dividend in respect of shares of Premier Preferred Stock for the calendar year in which the Closing Date occurs equal to the product of $4.80 times a fraction, the numerator of which is the number of days in the calendar year through the Closing Date and the denominator of which is the number of days in such calendar year. Such payment shall constitute the sole right of the holders of the Premier Preferred Stock to a dividend with respect to such Premier Preferred Stock for such calendar year. To the extent permitted by law, former shareholders of record of Premier shall be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock into which their respective shares of Premier Common Stock or Premier Preferred Stock are converted, regardless of whether such holders have exchanged their certificates representing Premier Common Stock or Premier Preferred Stock for certificates representing BB&T Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of BB&T Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing Premier Common Stock or Premier Preferred Stock until such holder surrenders such certificate for exchange as provided in this Section 2.8. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to the shares of Premier Common Stock or Premier Preferred Stock represented by such certificate.

2.9  Conversion of Stock Options
     ---------------------------

     (a) At the Effective Time, each Stock Option then outstanding (and which, by its terms existing as of the date hereof, does not lapse on or before the Effective Time), whether or not then exercisable, shall be converted into and become rights with respect to BB&T Common Stock, and BB&T shall assume each Stock Option in accordance with the terms of the Stock Option Plans or in accordance with the terms of the award or agreement governing such Stock Option, except that from and after the Effective Time (i) BB&T and its Compensation Committee shall be substituted for Premier and Premier's Compensation Committee administering the Stock Option Plans, (ii) each Stock Option assumed by BB&T may be exercised solely for shares of BB&T Common Stock,
(iii) the number of shares of BB&T Common Stock subject to each such Stock Option shall be the number of whole shares of BB&T (omitting any fractional share) determined by multiplying the number of shares of Premier Common Stock subject to such Stock Option immediately prior to the Effective Time by the Common Exchange Ratio, and (iv) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Common Exchange Ratio and rounding up to the nearest cent. Notwithstanding the foregoing, BB&T may at its election substitute as of the Effective Time options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan or any other duly adopted comparable plan (in either case, the "BB&T Option Plan") for all or a part of the Stock Options, subject to the following conditions: (A) the requirements of (iii) and (iv) above shall be met;
(B) such substitution shall not constitute a modification, extension or renewal (within the meaning of Section 424(h) of the Code) of any of the Stock Options which are incentive stock options; and (C) the substituted options shall continue in effect on the same terms and conditions as provided in the Stock Options and the Stock Option Plans. Each grant of a converted or substitute option to any individual who subsequent to the Merger will be a director or officer of BB&T as construed under Commission Rule 16b-3 shall, as a condition to such conversion or substitution, be approved in accordance with the provisions of Rule 16b-3. Each Stock Option which is an incentive stock option shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under
Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. BB&T and Premier agree to take all necessary steps to effectuate the foregoing provisions of this Section 2.9. BB&T has reserved and shall continue to reserve adequate shares of BB&T Common Stock for delivery upon exercise of any converted or substitute options. As soon as practicable after the Effective Time, if it has not already done so, BB&T shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of BB&T Common Stock subject to converted or substitute options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted or substitute options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger may be subject to the reporting requirements under Section 16(a) of the Exchange Act, BB&T shall administer the Stock Option Plans assumed pursuant to this Section 2.9 (or the BB&T Option Plan, if applicable) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent necessary to preserve for such individuals the benefits of Rule 16b-3 to the extent such benefits were available to them prior to the Effective Time. Premier hereby represents that the Stock Option Plans in their current forms comply with Rule 16b-3 to the extent, if any, required as of the date hereof.

     (b) As soon as practicable following the Effective Time, BB&T shall deliver to the participants receiving converted options under the BB&T Option Plan an appropriate notice setting forth such participant's rights pursuant thereto.

2.10 Assumption of Trust Preferred Obligations
     -----------------------------------------

     BB&T acknowledges that Premier's affiliate, Premier Capital Trust I ("Premier Capital Trust") holds 9.00% Trust Preferred Securities (the "Trust Preferred") issued by Premier pursuant to an Indenture (the "Indenture") between Premier and State Street Bank and Trust Company, as trustee, dated as of November 13, 1997. BB&T shall upon the Effective Time expressly assume all of Premier's obligations under the Indenture (including, without limitation, being substituted for Premier) and execute any and all documents, instruments and agreements, including any supplemental indentures, required by Article XII of the Indenture or the Trust Preferred and thereafter shall perform all of Premier's obligations with respect to the Trust Preferred Securities.

2.11 Merger of Subsidiaries
     ----------------------

     In the event that BB&T shall request, Premier shall take such actions, and shall cause the Premier Subsidiaries to take such actions, as may be required in order to effect, as soon as practicable after the Effective Time, the merger of one or more of the Premier Subsidiaries with and into, in each case, one of the BB&T Subsidiaries. Such mergers shall be subject to the condition that the Merger has been completed and shall automatically be terminated in the event this Agreement is terminated.

2.12 Anti-Dilution
     -------------

     In the event BB&T changes the number of shares of BB&T Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Common Exchange Ratio and the Preferred Exchange Ratio shall be proportionately adjusted.

2.13 Dissenting Shares
     -----------------

     Any holder of shares of Premier Preferred Stock who shall have exercised rights to dissent with respect to the Merger in accordance with the GBCC and who has properly exercised such shareholder's rights to demand payment of the "fair value" of the shareholder's shares (the "Dissenting Shares") as provided in the GBCC (the "Dissenting Shareholder") shall thereafter have only such rights, if any, as are provided a Dissenting Shareholder in accordance with the GBCC and shall have no rights to receive the Merger Consideration under Sections 2.7 and
2.8 (provided, that nothing contained herein shall limit such Dissenting Shareholder's rights to the payment of all accrued and unpaid dividends); provided, however, that if a Dissenting Shareholder shall withdraw

(in accordance with the GBCC) the demand for such appraisal or shall become ineligible for such appraisal, then such Dissenting Shareholder's Dissenting Shares automatically shall cease to be Dissenting Shares and shall be converted into and represent only the right to receive from the Surviving Corporation, upon surrender of the certificate representing the Dissenting Shares, the Merger Consideration provided for in Section 2.7 and accrued and unpaid dividends as provided in Section 2.8(c) and Section 2.8(e).


                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PREMIER

     Except as Disclosed, Premier represents and warrants to BB&T as follows (the representations and warranties herein of Premier are made subject to the applicable standard set forth in Section 6.3(a), and no such representation or warranty shall be deemed to be inaccurate unless the inaccuracy would permit BB&T to refuse to consummate the Merger under such applicable standard):

3.1  Capital Structure
     -----------------

     The authorized capital stock of Premier consists of 60,000,000 shares of Premier Common Stock and 2,000,000 shares of Premier Preferred Stock. Premier has 26,106,015 shares of Premier Common Stock issued and outstanding and 40,770 shares of Premier Preferred Stock issued and outstanding. No other classes of capital stock of Premier, common or preferred, are authorized, issued or outstanding; provided, however, that Premier Capital Trust has issued and outstanding 9.00% Cumulative Trust Preferred Securities with an aggregate liquidation amount of $28.75 million. All outstanding shares of Premier Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock have been reserved for any purpose, except for (i) shares of Premier Common Stock reserved in connection with the Stock Option Plans, and (ii) 5,921,666/*/ shares of Premier Common Stock to be issued in consummating the Pending Acquisitions (including Premier options to be issued incident to such transactions). Premier has granted options to acquire 1,975,935 shares of Premier Common Stock under the Stock Option Plans or outstanding agreements and awards, which options remain outstanding as of the date hereof. Except as set forth in this Section 3.1, there are no Rights authorized, issued or outstanding with respect to, nor are there any agreements, understandings or commitments relating to the right of any Premier shareholder to own, to vote or to dispose of, the capital stock of Premier. Holders of Premier Common Stock do not have preemptive rights.

-------------------
/*/ Premier has reserved an additional 252,945 shares which a re subject to issuance pursuant to Section 3.1(d) of the Agreement and Plan of Reorganization between Premier, PMB Acquisition Corp. II and Bank Atlanta dated May 20, 1999, if the conditions set forth in such Section are met.

3.2  Organization, Standing and Authority
     ------------------------------------

     Premier is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets. Premier is not required to be qualified to do business in any other state of the United States or foreign jurisdiction.

3.3  Ownership of Subsidiaries
     -------------------------

     Section 3.3 of the Premier Disclosure Memorandum lists all of the Premier Subsidiaries and, with respect to each, its jurisdiction of organization, jurisdictions in which it is qualified or otherwise licensed to conduct business, the number of shares or ownership interests owned by Premier (directly or indirectly), the percentage ownership interest so owned by Premier and its business activities. The outstanding shares of capital stock of the Premier Subsidiaries are validly issued and outstanding, fully paid and nonassessable (except pursuant to state and federal laws applicable to depository institutions, including 12 U.S.C. 55), and all such shares are directly or indirectly owned by Premier free and clear of all liens, claims and encumbrances or preemptive rights of any person other than Premier or a Premier Subsidiary. No Rights are authorized, issued or outstanding with respect to the capital stock of the Premier Subsidiaries, and there are no agreements, understandings or commitments obligating Premier to issue, to vote or to dispose of capital stock or other equity interests of the Premier Subsidiaries. None of the shares of capital stock of the Premier Subsidiaries have been issued in violation of the preemptive rights of any person. Neither Premier nor any Premier Subsidiary owns 5% or more of the voting capital stock or other voting securities or voting ownership interests of any corporation, partnership, joint venture, or other organization (other than the Premier Subsidiaries).

3.4  Organization, Standing and Authority of the Subsidiaries
     --------------------------------------------------------

     Each Premier Subsidiary which is a depository institution is a Georgia chartered bank with its deposits insured by the FDIC. Each of the Premier Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Premier Subsidiaries has full power and authority to carry on its business as now conducted. Each Premier Subsidiary is in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be qualified or licensed to transact business as a foreign corporation. No Premier Subsidiary is engaged in any type of nonbanking or nonmortgage activities that have not been Disclosed.

3.5  Authorized and Effective Agreement
     ----------------------------------

     (a) Premier has all requisite corporate power and authority to enter into and (subject to receipt of all necessary governmental and regulatory approvals and the receipt of approval of the Premier shareholders of this Agreement and the Plan of Merger) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the Articles of Merger

(including the Plan of Merger incorporated by reference therein), and consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, except, in the case of this Agreement and the Plan of Merger, the approval of the Premier shareholders to the extent required by applicable law and the rules and regulations of the NYSE. This Agreement and the Plan of Merger constitute legal, valid and binding obligations of Premier, and each is enforceable against Premier in accordance with its terms and conditions, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of the rights of creditors of FDIC-insured institutions or the enforcement of creditors' rights generally; and (ii) general principles of equity (whether applied in a court of law or in equity).

     (b) Neither the execution and delivery of this Agreement or the Articles of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Premier with any of the provisions hereof or thereof, shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of Premier or any Premier Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Premier or any Premier Subsidiary pursuant to, any note, bond, mortgage, indenture, license, permit, contract, agreement or other instrument or obligation, or (iii) subject to receipt of all required governmental or regulatory approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Premier or any Premier Subsidiary.

     (c) Other than in connection or compliance with the provisions of the federal securities laws, applicable state corporate and securities laws and the rules of the NYSE, and other than consents and approvals required from governmental or regulatory authorities (as provided in Section 5.4(b)), and other than notices to or filings with the Internal Revenue Service or the PBGC with respect to any employee benefit plans, or under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, no notice to, filing with, or consent or approval of, any public body or authority is necessary for the consummation by Premier of the Merger and the other transactions contemplated by this Agreement.

3.6  Securities Filings; Financial Statements; Statements True
     ---------------------------------------------------------

     (a) Premier has timely filed all Securities Documents required by the Securities Laws to be filed since December 31, 1995. Premier has Disclosed or made available to BB&T a true and complete copy of each Securities Document filed by Premier with the Commission after December 31, 1995 and prior to the date hereof, which are all of the Securities Documents that Premier was required to file during such period. At the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), such Securities Documents complied with the Securities Laws as then in effect and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The Financial Statements of Premier fairly present or will fairly present, as the case may be, the consolidated financial position of Premier and the Premier Subsidiaries as of the dates indicated and the consolidated statements of income and retained earnings, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with GAAP applied on a consistent basis, except as may be indicated in the notes applicable thereto.

     (c) No statement, certificate, instrument or other writing furnished or to be furnished hereunder by Premier or any Premier Subsidiary to BB&T contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7  Minute Books
     ------------

     The minute books of Premier and each of the Premier Subsidiaries contain or will contain at Closing accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including committees of the Board of Directors), and the signatures contained therein are the true signatures of the persons whose signatures they purport to be.

3.8  Adverse Change
     --------------

     Since December 31, 1998, Premier and the Premier Subsidiaries have not incurred any liability, whether accrued, absolute or contingent, except as disclosed in the most recent Premier Financial Statements, or entered into any transactions with Affiliates (or any Affiliate of an Affiliate that is natural person), other than between or among Premier and Premier Subsidiaries, in each case other than in the ordinary course of business consistent with past practices, nor has there been any adverse change or any fact or event involving a prospective adverse change in the business, financial condition, results of operations or business prospects of Premier or any of the Premier Subsidiaries.

3.9  Absence of Undisclosed Liabilities
     ----------------------------------

     All liabilities (including contingent liabilities) of Premier and the Premier Subsidiaries are disclosed in the most recent Financial Statements of Premier or are normally recurring business obligations incurred in the ordinary course of its business since the date of Premier's most recent Financial Statements.

3.10 Properties
     ----------

     (a) Premier and the Premier Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, tangible and intangible, reflected in the Financial Statements of Premier as of December 31, 1998 or acquired after such date, except for (i) liens, encumbrances, charges and equitable interests identified in the Premier Financial Statements, (ii) liens for current taxes not yet due and payable, (iii) pledges to secure deposits, repurchase agreements and federal funds purchased and other liens incurred in the ordinary course of Premier's banking and mortgage banking businesses, (iv) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (v) dispositions and encumbrances for reasonably adequate consideration in the ordinary course of business.

     (b) All leases and licenses pursuant to which Premier or any Premier Subsidiary, as lessee or licensee, leases or licenses rights to real or personal property are valid and enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or other laws affecting the enforcement of creditors' rights generally and except for general principles of equity (whether applied in a court or law or in equity).

3.11  Environmental Matters
      ---------------------

     (a) Premier and the Premier Subsidiaries are and at all times have been in compliance with all Environmental Laws. Neither Premier nor any Premier Subsidiary has received any communication alleging that Premier or the Premier Subsidiary is not in such compliance, and, to the Knowledge of Premier, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

     (b) There are no Environmental Claims, neither Premier nor any Premier Subsidiary has received notice of any pending Environmental Claims, and, to the Knowledge of Premier, there are no conditions or facts existing which are reasonably likely to result in legal, administrative, arbitral or other proceedings asserting Environmental Claims or governmental investigations of any nature seeking to impose, or that could result in the imposition of, liability arising under any Environmental Laws upon (i) Premier or any Premier Subsidiary,
(ii) any person or entity whose liability for any Environmental Claim Premier or any Premier Subsidiary has or may have retained or assumed, either contractually or by operation of law, (iii) any real or personal property owned or leased by Premier or any Premier Subsidiary, or any real or personal property which Premier or any Premier Subsidiary has or is judged to have managed or supervised or participated in the management of, or (iv) any real or personal property in which Premier or any Premier Subsidiary holds a security interest securing a loan recorded on the books of Premier or any Premier Subsidiary. Neither Premier nor any Premier Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability on Premier or a Premier Subsidiary under any Environmental Laws.

     (c) Premier and the Premier Subsidiaries are in compliance with all recommendations contained in any environmental audits, analyses and surveys received by Premier relating to all real and personal property owned or leased by Premier or any Premier Subsidiary and all real and personal property of which Premier or any Premier Subsidiary has or is judged to have managed or supervised or participated in the management of.

     (d) To the Knowledge of Premier, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws, against Premier or any Premier Subsidiary or against any person or entity whose liability for any Environmental Claim Premier or any Premier Subsidiary has or may have retained or assumed, either contractually or by operation of law.

3.12  Loans; Allowance for Loan Losses
      --------------------------------

     (a) All of the loans on the books of Premier and the Premier Subsidiaries are valid and properly documented and were made in the ordinary course of business, and the security therefor, if any, is valid and properly perfected. Neither the terms of such loans, nor any of the loan documentation, nor the manner in which such loans have been administered and serviced, nor Premier's procedures and practices of approving or rejecting loan applications, violates any federal, state or local law, rule, regulation or ordinance applicable thereto, including, without limitation, the TILA, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, as amended, and state laws, rules and regulations relating to consumer protection, installment sales and usury.

     (b) In the good faith opinion of the management of Premier, the allowances for loan losses reflected on the consolidated balance sheets included in the Financial Statements of Premier are adequate as of their respective dates under the requirements of GAAP and applicable regulatory requirements and guidelines.

3.13 Tax Matters
     -----------

     (a) Premier and the Premier Subsidiaries and each of their predecessors have timely filed (or requests for extensions have been timely filed and any such extensions either are pending or have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an appropriate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an appropriate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither Premier nor any Premier Subsidiary has or will have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. Premier and the Premier Subsidiaries have paid, or where payment is not required to have been made have set up an adequate reserve or accrual for payment of, all taxes required to be paid or accrued for the preceding or current fiscal year for which a return is not yet due.

     (b) All federal, state and local (and, if applicable, foreign) tax returns filed by Premier and the Premier Subsidiaries are complete and accurate.
Neither Premier nor any Premier Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Premier or any Premier Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to Premier or any Premier Subsidiary to extend the period of limitations for the assessment or collection of any tax. No audit examination or deficiency or refund litigation with respect to such returns is pending.

     (c) Deferred taxes have been provided for in accordance with GAAP consistently applied.

     (d) Neither Premier nor any of the Premier Subsidiaries is a party to any tax allocation or sharing agreement or has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Premier or a Premier subsidiary) or has any liability for taxes of any person (other than Premier and the Premier Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise.

     (e) Each of Premier and the Premier Subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

     (f) Neither Premier nor any of the Premier Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

3.14 Employees; Compensation; Benefit Plans
     --------------------------------------

     (a) Compensation.  Premier has Disclosed a complete and correct list of the
         ------------
name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each person to whom Premier or any Premier Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health or welfare benefits of any kind or description whatsoever for reasons other than service as an employee of Premier or a Premier Subsidiary (including, without limitation, directors, shareholders, independent contractors, consultants and agents).

     (b)  Employee Benefit Plans.
          ----------------------

          (i) Premier has Disclosed an accurate and complete list of all Plans, as defined below, contributed to, maintained or sponsored by Premier or any Premier Subsidiary, to which Premier or any Premier Subsidiary is obligated to contribute or has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of corporations, within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, of which Premier or any Premier Subsidiary is a member. For purposes of this Agreement, the term "Plan" shall mean a plan, arrangement, agreement or program described in the foregoing provisions of this Section 3.14(b)(i) and which is: (A) a profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, whether or not funded and whether or not terminated, (B) an employment agreement, (C) a personnel policy or fringe benefit plan, policy, program or arrangement providing for benefits or perquisites to current or former employees, officers, directors or agents, whether or not funded, and whether or not terminated, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, severance, medical, dental, hospitalization, life insurance and other types of insurance, or (D) any other employee benefit plan as defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated.

          (ii) Neither Premier nor any Premier Subsidiary contributes to, has an obligation to contribute to or otherwise has any liability or potential liability with respect to (A) any multiemployer plan as defined in Section 3(37) of ERISA, (B) any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and regulations promulgated thereunder), or (C) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or former employees or directors, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

          (iii) None of the Plans obligates Premier or any Premier Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is used in Section 280G of the Code (and regulations promulgated thereunder).

          (iv) Each Plan, and all related trusts, insurance contracts and funds, has been maintained, funded and administered in compliance in all respects with its own terms and in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code. No actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands with respect to the Plans (other than routine claims for benefits) are pending or, to Premier's Knowledge, threatened, and there are no facts which are reasonably likely to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands.

     No Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such Sections of ERISA and the Code, whether or not waived, and each Plan currently meets the funding standards required under Title I of ERISA and Section 412 of the Code. No liability to the Pension Benefit Guaranty Corporation ("PBGC") (except for routine payment of premiums) has been or is expected to be incurred with respect to any Plan that is subject to Title IV of ERISA, no reportable event (as such term is defined in Section 4043 of ERISA) for which the PBGC has not waived notice has occurred with respect to any such Plan, and the PBGC has not commenced or threatened the termination of any Plan. None of the assets of Premier or any Premier Subsidiary is the subject of any lien arising under
     Section 302(f) of ERISA or Section 412(n) of the Code, neither Premier nor any Premier Subsidiary has been required to post any security pursuant to
     Section 307 of ERISA or Section 401(a)(29) of the Code, and there are no facts which are reasonably likely to give rise to such lien or such posting of security. No event has occurred and no condition exists that would subject Premier or any Premier Subsidiary to any tax under Sections 4971, 4972, 4976, 4977 or 4979 of the Code or to a fine or penalty under Section 502(c) of ERISA.

          (v) Each Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the qualification under the Code of such Plan and the tax exempt status of such related trust or is still within the remedial amendment period following its adoption, and nothing has occurred since the date of such determination letter that is reasonably likely to affect adversely the qualification of such Plan or the tax exempt status of such related trust.

          (vi) No underfunded "defined benefit plan" (as such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of corporations (within the meaning of Sections 414(b), (c), (m) and (o) of the Code) of which Premier or any Premier Subsidiary is a member or was a member during such five-year period.

          (vii) As of December 31, 1998, the fair market value of the assets of each Plan that is a tax qualified defined benefit plan equaled or exceeded, and as of the Closing Date will equal or exceed, the present value of all vested and nonvested liabilities thereunder determined in accordance with reasonable actuarial methods, factors and assumptions applicable to a defined benefit plan on an ongoing basis. With respect to each Plan that is subject to the funding requirements of Section 412 of the Code and
     Section 302 of ERISA, all required contributions for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with Section 412(m) of the Code) shall have been made. With respect to each other Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made. No tax qualified Plan has any unfunded liabilities.

          (viii) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code, whether by statutory, class or individual exemption) has occurred with respect to any Plan which would result in the imposition, directly or indirectly, of any excise tax, penalty or other liability under Section 4975 of the Code or Section 409 or 502(i) of ERISA. Neither Premier nor, to the Knowledge of Premier, any Premier Subsidiary, any trustee, administrator or other fiduciary of any Plan, or any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject Premier or any Premier Subsidiary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

          (ix) With respect to each Plan, all reports and information required to be filed with any government agency or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed.

          (x) Premier and each Premier Subsidiary has been and is presently in compliance with all of the requirements of Section 4980B of the Code.

          (xi) Neither Premier nor any Premier Subsidiary has a liability as of December 31, 1998 under any Plan that, to the extent disclosure is required under GAAP, is not reflected on the consolidated balance sheet included in the Financial Statements of Premier as of December 31, 1998 or otherwise Disclosed.

          (xii) Neither the consideration nor implementation of the transactions contemplated under this Agreement will increase (A) Premier's or any Premier Subsidiary's obligation to make contributions or any other payments to fund benefits accrued under the Plans as of the date of this Agreement or (B) the benefits accrued or payable with respect to any participant under the Plans (except to the extent benefits may be deemed increased by accelerated vesting, accelerated allocation of previously unallocated Plan assets or by the conversion of all stock options in accordance with Section 2.9 hereof).

          (xiii) With respect to each Plan, Premier has Disclosed or made available to BB&T, true, complete and correct copies of (A) all documents pursuant to which the Plans are maintained, funded and administered, including summary plan descriptions, (B) the three most recent annual reports (Form 5500 series) filed with the IRS (with attachments), (C) the three most recent actuarial reports, if any, (D) the three most recent financial statements, (E) all governmental filings for the last three years, including, without limitation, excise tax returns and reportable events filings, and (F) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions) during the past three years.

          (xiv) Each of the Plans as applied to Premier and any Premier Subsidiary may be amended or terminated at any time by action of Premier's Board of Directors, or such

     Premier's Subsidiary's Board of Directors, as the case may be, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the Plan and compliance with applicable laws and regulations (and limited, in the case of multiemployer plans, to termination of the participation of Premier or a Premier Subsidiary thereunder).

3.15 Certain Contracts
     -----------------

     With respect to each contract of Premier and the Premier Subsidiaries, and except as disclosed in the most recent of the Premier Financial Statements: (i) the contract is in full force and effect; (ii) neither Premier nor any Premier Subsidiary is in default thereunder; (iii) neither Premier nor any Premier Subsidiary has repudiated or waived any provision of any such contract; and (iv) to the Knowledge of Premier, no other party to any such contract is in default in any respect or has repudiated any provision thereunder. Premier has Disclosed each agreement, arrangement or commitment, written or oral, relating to the employment of a consultant, independent contractor or agent, or the employment, election or retention in office of any present or former director or officer, which cannot be terminated within less than 30 days after the Closing Date by Premier or any Premier Subsidiary (without payment of any penalty or cost), or that provides benefits which are contingent, or the application of which is altered, upon the occurrence of a transaction involving Premier of the nature contemplated by this Agreement, and each agreement or plan, written or oral, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

3.16 Legal Proceedings; Regulatory Approvals
     ---------------------------------------

     Premier has not received notice of any actions, suits, claims, governmental investigations or proceedings that have been instituted or are pending or threatened against Premier or any Premier Subsidiary or against any asset, interest, plan or right of Premier or any Premier Subsidiary, or, to the Knowledge of Premier, against any officer, director or employee of any of them in their capacity as such. Premier has not received notice of any actions, suits or proceedings that have been instituted or are pending or threatened against any present or former director or officer of Premier or any Premier Subsidiary that are reasonably likely to give rise to a claim against Premier or any Premier Subsidiary for indemnification. There are no actual or, to the Knowledge of Premier, threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein. To the Knowledge of Premier, no fact or condition relating to Premier or any Premier Subsidiary exists (including, without limitation, noncompliance with the CRA) that would prevent Premier or BB&T from obtaining all of the federal and state regulatory approvals contemplated herein.

3.17 Compliance with Laws; Filings
     -----------------------------

     Each of Premier and each Premier Subsidiary is in compliance with all statutes and regulations (including, but not limited to, the CRA, the TILA and regulations promulgated thereunder, and other consumer banking laws), and has obtained and maintained all permits, licenses and registrations applicable to the conduct of its business, and neither Premier nor any Premier Subsidiary has received notification that has not lapsed, been withdrawn or abandoned by any agency or department of federal, state or local government (i) asserting a violation or possible violation of any such statute or regulation, (ii) threatening to revoke any permit, license, registration, or other government authorization, or (iii) restricting or in any way limiting its operations as presently conducted. Neither Premier nor any Premier Subsidiary is subject to any cease and desist order, agreement, directive, memorandum of understanding or commitment from any applicable regulatory authority, and none of them has received any communication from any applicable regulatory authority requesting that it enter into any of the foregoing. Since December 31, 1995, each of Premier and each Premier Subsidiary has filed all reports, registrations, notices and statements, and any amendments thereto, that it was required to file with federal and state regulatory authorities, including, without limitation, the FDIC, Federal Reserve Board and applicable state regulators. Each such report, registration, notice and statement, and each amendment thereto, complied with applicable legal requirements.

3.18 Brokers and Finders
     -------------------

     Neither Premier nor any Premier Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, in the Plan of Merger, except for obligations to the Financial Advisors, the nature and extent of which have been Disclosed, for investment banking services, and except for fees to accountants and lawyers.

3.19 Repurchase Agreements; Derivatives
     ----------------------------------

     (a) With respect to all agreements currently outstanding pursuant to which Premier or any Premier Subsidiary has purchased securities subject to an agreement to resell, Premier or the Premier Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. All agreements currently outstanding pursuant to which Premier or any Premier Subsidiary has sold securities subject to an agreement to repurchase reflect arms' length transactions, and, with respect to such agreements, Premier and the Premier Subsidiaries have pledged only the amount of collateral required by the terms thereof. Neither Premier nor any Premier Subsidiary has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.

     (b) Neither Premier nor any Premier Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not identified in the Financial Statements, which is a financial derivative contract (including various combinations thereof), except for options, forwards and commitments entered into in the ordinary course of its mortgage and other lending businesses consistent with past practice and current policy.

3.20 Deposit Accounts
     ----------------

     The deposit accounts of the Premier Subsidiaries that are depository institutions are insured by the FDIC to the maximum extent permitted by federal law, and the Premier Subsidiaries have paid all deposit insurance premiums and assessments.

3.21 Related Party Transactions
     --------------------------

     Neither Premier nor any Premier Subsidiary is a party to any existing transaction or outstanding investment, loan or loan guarantee with or for the benefit of any Affiliate (or any Affiliate of an Affiliate that is a natural person) or 5% or greater shareholder of Premier that was made or entered into
(i) other than in the ordinary course of business or (ii) on terms less favorable to Premier than it could have obtained from unrelated parties.

3.22 Certain Information
     -------------------

     When the Proxy Statement/Prospectus is mailed to shareholders of Premier, and at the time of the meeting of shareholders of Premier to vote on the Plan of Merger, the Proxy Statement/Prospectus, as amended or supplemented, with respect to all information set forth therein provided by Premier, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.23 Tax and Regulatory Matters
     --------------------------

     Neither Premier nor any Premier Subsidiary has taken or agreed to take any action, nor has Knowledge of any fact or circumstance, which is reasonably likely to (i) cause the Merger not to be accounted for as a pooling-of-interests or not to constitute a reorganization under Section 368(a) of the Code or (ii) impede or delay receipt of any consents of regulatory authorities referred to in
Section 5.4(b) or result in failure of the condition in Section 6.3(b).

3.24 State Takeover Laws; No Rights Plan
     -----------------------------------

     Premier and each Premier Subsidiary have taken, or as soon as practicable after the date hereof will take, all necessary action, if any, to exempt the transactions contemplated by this Agreement from any applicable moratorium, fair price, business combination, control share or other anti-takeover laws, and no such laws shall be activated or applied as a result of such transactions. Premier has no shareholder rights plan.

3.25 Labor Relations
     ---------------

     Neither Premier nor any Premier Subsidiary is the subject of any claim or allegation that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is Premier or any Premier Subsidiary party to any collective bargaining agreement. There is no strike or other labor dispute involving Premier or any Premier Subsidiary, pending or threatened, or to the Knowledge of Premier, is there any activity involving any employees of Premier or any Premier Subsidiary seeking to certify a collective bargaining unit or engaging in any other organization activity.

3.26 No Right to Dissent
     -------------------

     Nothing in the Articles of Incorporation or the Bylaws of Premier or any Premier Subsidiary provides or would provide to any person (other than the holders of Premier Preferred Stock), including without limitation the holders of Premier Common Stock, upon execution of this Agreement or the Plan of Merger and consummation of the transactions contemplated hereby and thereby, rights of dissent and appraisal of any kind.

3.27 Fairness Opinion
     ----------------

     Premier has received from at least one of the Financial Advisors an opinion that, as of the date hereof, the Merger Consideration is fair to the shareholders of Premier from a financial point of view.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                    OF BB&T

     BB&T represents and warrants to Premier as follows (the representations and warranties herein of BB&T are made subject to the applicable standard set forth in Section 6.2(a), and no such representation or warranty shall be deemed to be inaccurate unless the inaccuracy would permit Premier to refuse to consummate the Merger under such applicable standard):

4.1 Capital Structure of BB&T
    -------------------------

     The authorized capital stock of BB&T consists of (i) 5,000,000 shares of preferred stock, par value $5.00 per share, of which 2,000,000 shares have been designated as Series B Junior Participating Preferred Stock and the remainder are undesignated, and none of which shares are issued and outstanding, and (ii) 500,000,000 shares of BB&T Common Stock of which 306,051,309 shares were issued and outstanding on June 30, 1999. All outstanding shares of BB&T Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The shares of BB&T Common Stock reserved as provided in Section 5.3 are free of any Rights and have not been reserved for any other purpose, and such shares are available for issuance as provided pursuant to the Plan of Merger. Holders of BB&T Common Stock do not have preemptive rights. All shares of BB&T Common Stock to be issued in the Merger will be, upon issuance, duly authorized, validly issued, fully paid and nonassessable

4.2 Organization, Standing and Authority of BB&T
    --------------------------------------------

     BB&T is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, and is duly qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification. BB&T is registered as a bank holding company under the Bank Holding Company Act.

4.3 Authorized and Effective Agreement
    ----------------------------------

     (a) BB&T has all requisite corporate power and authority to enter into and (subject to receipt of all necessary government and regulatory approvals) perform all of its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BB&T. This Agreement and the Plan of Merger attached hereto constitute legal, valid and binding obligations of BB&T, and each is enforceable against BB&T in accordance with its terms, in each case subject to
(i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors; and (ii) general principles of equity.

     (b) Neither the execution and delivery of this Agreement or the Articles of Merger, nor consummation of the transactions contemplated hereby, nor compliance by BB&T with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of BB&T or any BB&T Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of BB&T or any BB&T Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BB&T or any BB&T Subsidiary.

     (c) Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by BB&T of the Merger and the other transactions contemplated in this Agreement.

4.4 Organization, Standing and Authority of BB&T Subsidiaries
    ---------------------------------------------------------

     Each of the BB&T Subsidiaries is duly organized, validly existing and in good standing under applicable laws. BB&T owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the BB&T Subsidiaries. Each of the BB&T Subsidiaries (i) has full power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.5 Securities Documents; Statements True
    -------------------------------------

     BB&T has timely filed all Securities Documents required by the Securities Laws to be filed since December 31, 1995. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No statement, certificate, instrument or other writing furnished or to be furnished hereunder by BB&T or any other BB&T Subsidiary to Premier contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6 Certain Information
    -------------------

     When the Proxy Statement/Prospectus is mailed, and at all times subsequent to such mailing up to and including the time of the meeting of shareholders of Premier to vote on the Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein relating to BB&T, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

4.7 Tax and Regulatory Matters
    --------------------------

     Neither BB&T nor any BB&T Subsidiary has taken or agreed to take any action, and has no Knowledge of any fact or circumstance, which is reasonably likely to (i) cause the Merger not to be accounted for as a pooling-of-interests or not to constitute a reorganization under Section 368(a) of the Code or (ii) impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).

4.8 Adverse Change
    --------------

     Since December 31, 1998, except as disclosed in the most recent BB&T Financial Statements, there has not been any adverse change or any fact or event involving a prospective adverse change in the business, financial condition, results of operations or business prospects of BB&T and any of the BB&T Subsidiaries taken as a whole.

4.9 Rights Agreement
    ----------------

     Execution of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement will not result in the grant of any rights to any person under the Rights Agreement described in the definition of BB&T Common Stock.


                                   ARTICLE V
                                   COVENANTS

5.1 Premier Shareholder Meeting
    ---------------------------

     Premier shall submit this Agreement and the Plan of Merger to its shareholders for approval at a meeting to be held as soon as practicable following the effectiveness of the Registration Statement, and by approving execution of this Agreement, the Board of Directors of Premier agrees that it shall, at the time the Proxy Statement/Prospectus is mailed to the shareholders of Premier, recommend that Premier's shareholders vote for such approval; provided, that the Board of Directors of Premier may withdraw, modify or refuse to make such recommendation only if the Board of Directors shall determine in good faith (after determining that any bona fide proposal from a third party other than BB&T for a business combination with Premier has the required financing committed and that all legal and regulatory requirements are likely to be met) that such recommendation should not be made in light of its fiduciary duty to Premier's shareholders following consideration of (i) written advice of legal counsel to the effect that making such recommendation or failing to withdraw or modify such recommendation is likely to constitute a breach of the fiduciary duty of such Board to the shareholders of Premier and (ii) either (A) the withdrawal, or material modification that results in a revocation, of the opinion referenced in Section 3.27 by the Financial Advisor that gave such opinion or (B) the delivery to the Premier Board of Directors of written advice from either Financial Advisor that the Merger Consideration is either not fair or is inadequate to the shareholders of Premier from a financial point of view.

 5.2 Registration Statement; Proxy Statement/Prospectus
     --------------------------------------------------

     As promptly as practicable after the date hereof, BB&T shall prepare and file the Registration Statement with the Commission. Premier will furnish to BB&T the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the Commission and again before any amendments are filed, and shall have the right to review and consult with BB&T on the form of, and any characterizations of such information included in, the Registration Statement prior to the filing with the Commission. Such Registration Statement, at the time it becomes effective and on the Effective Time, shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the Commission. The Registration Statement shall include the form of Proxy Statement/Prospectus. BB&T and Premier shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be approved by the Commission for mailing to the Premier shareholders, and such Proxy Statement/Prospectus shall, on the date of mailing, conform in all material respects to the requirements of the Securities Laws and the applicable rules and regulations of the Commission thereunder. Premier shall cause the Proxy Statement/Prospectus to be mailed to shareholders in accordance with all applicable notice requirements under the Securities Laws, the GBCC and the rules and regulations of the NYSE.

 5.3 Plan of Merger; Reservation of Shares
     -------------------------------------

     At the Effective Time, the Merger shall be effected in accordance with the Plan of Merger. In connection therewith, BB&T has adopted the Plan of Merger and agrees to pay or cause to be paid when due the Merger Consideration. BB&T has reserved for issuance such number of shares of BB&T Common Stock as shall be necessary to pay the Merger Consideration and agrees not to take any action that would cause the aggregate number of authorized shares of BB&T Common Stock available for issuance hereunder not to be sufficient to effect the Merger. If at any time the aggregate number of shares of BB&T Common Stock reserved for issuance hereunder is not sufficient to effect the Merger, BB&T shall take all appropriate action as may be required to increase the number of shares of BB&T Common Stock reserved for such purpose.

 5.4 Additional Acts
     ---------------

     (a) Premier agrees to take such actions requested by BB&T as may be reasonably necessary to modify the structure of, or to substitute parties to (so long as such substitute is BB&T or a BB&T Subsidiary) the transactions contemplated hereby, provided that such modifications do not change the Merger Consideration, prevent the fulfillment of conditions precedent to the Closing or abrogate the covenants and other agreements contained in this Agreement, including, without limitation, the covenants set forth in Section 4.7.

     (b) As promptly as practicable after the date hereof, BB&T and, to the extent required, Premier shall submit notice or applications for prior approval of the transactions contemplated herein to the Federal Reserve Board, the Georgia Department of Banking and Finance and any other federal, state or local government or regulatory agency, department or body to which notice is required or from which approval is required for consummation of the Merger and the other transactions contemplated hereby. Premier shall cooperate with BB&T in making all such filings. Premier and BB&T each represents and warrants to the other that all information included (or submitted for inclusion) concerning it, its respective Subsidiaries, and any of its respective directors, officers and shareholders, shall be true, correct and complete in all material respects as of the date presented. Upon request, the parties shall deliver to each other copies of all filings, correspondence and orders to and from all regulatory authorities and the Commission in connection with the Merger.

     (c) BB&T agrees that its Board of Directors or authorized Board committee shall approve prior to the Effective Time each grant of a converted option (as described in Section 2.9(a)) to any individual who, subsequent to consummation of the Merger, will be a director or officer of BB&T under Rule 16b-3 of the Exchange Act.

 5.5 Efforts to Consummate
     ---------------------

     Each of BB&T and Premier (subject to the provisions of Section 5.1) shall use, and shall cause each of their respective Subsidiaries to use, all reasonable efforts in good faith to (i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Sections 5.2 and 5.4 or elsewhere herein, and (ii) take or cause to be taken all action necessary or desirable on its part to fulfill the conditions in Article VI, including, without limitation, executing and delivering, or causing to be executed and delivered, such representations, certificates and other instruments or documents as may be reasonably requested by BB&T's legal counsel for such counsel to issue the opinion contemplated by Section 6.1(e), and to consummate the transactions herein contemplated at the earliest possible date. Neither BB&T nor Premier shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

 5.6 Certain Accounting Matters, Lending Policies
     --------------------------------------------

     Premier shall cooperate with BB&T concerning (i) accounting and financial matters necessary or appropriate to facilitate the Merger (taking into account BB&T's policies, practices and procedures), including, without limitation, issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices, and
(ii) Premier's lending, investment or asset liability management policies; provided, that (A) any action taken pursuant to this Section 5.6 shall not be deemed to constitute or result in the breach of any representation, warranty or agreement of Premier contained in this Agreement and (B) no action shall be required to be taken by Premier pursuant to this Section 5.6 unless and until BB&T agrees in writing that it believes that all conditions to its obligation to consummate the Merger set forth in Sections 6.1 and 6.3 (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing or otherwise to be dated at the Effective Time, the delivery of which shall continue to be a condition to BB&T's obligation to consummate the Merger) have been satisfied or waived.

 5.7 Access to Information
     ---------------------

     Premier and BB&T will each keep the other advised of all material developments relevant to its business and the businesses of its Subsidiaries, and to consummation of the Merger, and each shall provide to the other, upon request, reasonable details of any such development. Upon reasonable notice, Premier shall afford to representatives of BB&T access, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments and records of Premier and the Premier Subsidiaries and, during such period, shall make available all information concerning their businesses as may be reasonably requested. BB&T shall make available to representatives of Premier access to information consistent with access provided by BB&T in the past to other corporations similarly situated and shall make available representatives of BB&T to answer any questions that Premier or its representatives may have. No investigation pursuant to this
Section 5.7 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, either party hereto. Each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained hereunder which is not otherwise publicly disclosed by the other party, said undertakings with respect to confidentiality to survive any termination of this Agreement pursuant to Section 7.1. The parties acknowledge and reaffirm their obligations under the Confidentiality Agreement dated August 12, 1998. In the event of the termination of this Agreement, each party shall return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

 5.8 Press Releases
     --------------

     BB&T and Premier shall agree with each other as to the form and substance of any press release related to this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto; provided, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which in the opinion of its counsel is required by law.

 5.9 Forbearances of Premier
     -----------------------

     Except with the prior written consent of BB&T, between the date hereof and the Effective Time, Premier shall not, and shall cause each of the Premier Subsidiaries not to:

          (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish or acquire any new Subsidiary or engage in any new type of activity or expand any existing activities;

          (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than regularly scheduled quarterly dividends of $.09 per share payable with respect to Premier Common Stock and the annual dividend of $4.80 per share payable with respect to Premier Preferred Stock for the calendar year 1999 (if the Closing occurs after December 31, 1999), in each case payable on record dates and in amounts consistent with past practices; provided that (i) any dividend declared or payable on the shares of Premier Common Stock for the quarterly period during which the Effective Time occurs shall, unless otherwise agreed upon in writing by BB&T and Premier, be declared with a record date prior to the Effective Time only if the normal record date for payment of the corresponding quarterly dividend to holders of BB&T Common Stock is before the Effective Time and (ii) with respect to the Premier Preferred Stock for the year 1999 (if the Effective Time occurs on or prior to December 31, 1999) or for the year 2000 (if the Effective Time occurs after December 31, 1999), any dividend payable shall be as provided in Section 2.8(e);

          (c) issue any shares of its capital stock (including treasury shares), except pursuant to outstanding Stock Options and the Pending Acquisitions;

          (d) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

          (e) amend its Articles of Incorporation or Bylaws;

          (f) impose or permit imposition, of any lien, charge or encumbrance on any share of stock held by it in any Premier Subsidiary, or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business or in connection with deposits, repurchase agreements, bankers acceptances or other indebtedness permitted under
     Section 5.9(p), "treasury tax and loan" accounts established in the ordinary course of business, or the satisfaction of legal requirements in the exercise of trust powers.

          (g) except for the Pending Acquisitions, merge with any other entity or permit any other entity to merge into it (except for a merger of Premier Subsidiaries), or consolidate with any other entity; acquire control over any other entity (except as a result of foreclosure or in a fiduciary capacity); or liquidate, sell or otherwise dispose of any assets or acquire any assets other than in the ordinary course of its business consistent with past practices;

          (h) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

          (i) increase the rate of compensation of any of its directors, officers or employees (excluding increases in compensation resulting from the exercise of compensatory stock options outstanding as of the date of this Agreement), or pay or agree to pay any bonus to, or provide any new employee benefit or incentive to, any of its directors, officers or employees, except for increases or payments required by law or by existing contracts or made in the ordinary course of business consistent with past practice pursuant to plans or arrangements in effect on the date hereof;

          (j) enter into or substantially modify (except as may be required by applicable law or regulation) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees; provided, however, that this subparagraph shall not prevent renewal of any of the foregoing consistent with past practice;

          (k) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Premier or any Premier Subsidiary or any business combination with Premier or any Premier Subsidiary other than as contemplated by this Agreement; or authorize any officer, director, agent or affiliate of Premier or any Premier Subsidiary to do any of the above; or fail to notify BB&T immediately if any such inquiry or proposal is received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated; provided, that this subsection (k) shall not apply to or restrict the furnishing of information, negotiations or discussions following an unsolicited offer if, as a result of such offer, Premier is advised in writing by legal counsel that in its opinion the failure to so furnish information or negotiate is likely to constitute a breach of the fiduciary duty of Premier's Board of Directors to the Premier shareholders;

          (l) enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business or contemplated by this Agreement, (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by Premier or a Premier Subsidiary or guarantee by Premier or a Premier Subsidiary of any obligation, (iii) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (this clause shall not apply to the election of directors by shareholders or the reappointment of officers in the normal course), or (iv) any contract, agreement or understanding with a labor union;

          (m) change its lending, investment or asset liability management policies in any material respect, except as may be required by applicable law, regulation, or directives;

          (n) change its methods of accounting in effect at December 31, 1998, except as required by changes in GAAP concurred in by BB&T, which concurrence shall not be unreasonably withheld, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1998, except as required by changes in law or regulation;

          (o) incur any new commitments for capital expenditures or obligation to make capital expenditures in excess of $100,000, for any one expenditure, or $500,000, in the aggregate;

          (p) incur any indebtedness other than deposits, advances from the Federal Home Loan Bank or Federal Reserve Bank and reverse repurchase arrangements in the ordinary course of business;

          (q) take any action which is reasonably likely to (i) cause the Merger not to be accounted for as a pooling-of-interests or not to constitute a reorganization under Section 368(a) of the Code as determined in good faith by BB&T, (ii) result in any inaccuracy of a representation or warranty herein which would allow for a termination of this Agreement, or (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

          (r) dispose of any material assets other than in the ordinary course of business; or

          (s)  agree to do any of the foregoing.

 5.10     Employment Agreements
          ---------------------

     Concurrently with the execution hereof, BB&T has requested that Darrell D. Pittard and Robert Oliver enter into Employment Agreements substantially in the forms attached hereto as Annexes B-1 and B-2, respectively, such Employment Agreements to be conditional on consummation of, and become effective as of the Effective Time of, the Merger.

 5.11     Affiliates
          ----------

     Premier shall use its reasonable best efforts to cause all persons who are Affiliates of Premier to deliver to BB&T promptly following the date hereof a written agreement, in a form reasonably acceptable to BB&T, providing that such person will not dispose of BB&T Common Stock received in the Merger except in compliance with the Securities Act and the rules and regulations promulgated thereunder and except as consistent with qualifying the transactions contemplated hereby for pooling-of-interests accounting treatment, and in any event shall use its reasonable best efforts to cause such affiliates to deliver to BB&T such written agreement prior to the Closing Date.

 5.12 Section 401(k) Plan; Other Employee Benefits
      --------------------------------------------

      (a) As soon as practicable following the Effective Time and consistent with past practice, and not in limitation of its obligations under Section 5.10 and subsection (d) hereof, and except as otherwise provided in the Employment Agreements attached as Annexes B-1 and B-2, BB&T shall provide to the officers and employees of Premier and Premier's banking Subsidiaries benefits under employee benefit and welfare plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the BB&T and its subsidiaries to their similarly situated officers and employees.

      (b) Each "Transferred Employee" (defined as an employee of Premier or a Premier Subsidiary at the Effective Time who becomes an employee immediately following the Effective Time of BB&T or a BB&T Subsidiary ("Employer Entity")) who was a participant in a 401(k) plan of Premier or a Premier Subsidiary immediately prior to the Effective Time shall be eligible at the Effective Time to participate in BB&T's 401(k) plan (subject to BB&T's right to amend or terminate such plan), as amended or succeeded. For purposes of administering BB&T's 401(k) plan, service by a Transferred Employee with Premier and the Premier Subsidiaries shall be deemed to be service with the Employer Entity for participation and vesting purposes, but not for purposes of benefit accrual.

      (c) Each Transferred Employee shall be eligible to participate in the group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of the Employer Entity, subject to the terms of such plans and programs. In applying such plans and programs, service with Premier and the Premier Subsidiaries shall be deemed to be service with the Employer Entity for the purpose of determining eligibility to participate and vesting (if applicable) in such welfare plans and programs, but not for the purpose of computing benefits, if any, determined in whole or in part with reference to service.

      (d) Each Transferred Employee who is terminated by an Employer Entity subsequent to the Effective Time, excluding any employee who has in effect at the time of termination an employment or special termination agreement (but, with respect to such an agreement in effect prior to the Effective Time, only if it is Disclosed), shall be entitled to severance pay in accordance with BB&T's general severance policy as set forth in BB&T's letter to Premier dated July 20, 1999, if and to the extent that such employee is entitled to severance pay under such policy. Such employee's service with Premier or a Premier Subsidiary shall be treated as service with BB&T for purposes of determining the amount of severance pay, if any, under BB&T's severance policy.

      (e) BB&T agrees to honor all employment agreements, severance agreements and deferred compensation and individualized benefit agreements that Premier and the Premier Subsidiaries have with their current and former employees and directors and which have been Disclosed to BB&T pursuant to this Agreement, except to the extent any such agreements shall be superseded (by the Employment Agreements described in Section 5.10) or terminated (in accordance with their terms) at the Closing or following the Closing Date. Except for the agreements described in the preceding sentence, 401(k) plans maintained by Premier and any Premier Subsidiary, the Stock Option Plans and other employee benefit plans of Premier and the Premier Subsidiaries shall be either terminated or merged into comparable BB&T plans as of or following the Effective Time, as determined by BB&T.

     (f) Notwithstanding and without limiting the generality of Section 5.12(e), as soon as practicable following the date hereof, Premier shall take any and all action necessary to terminate the Premier Bancshares, Inc. Stock Purchase Plan, and no purchases of shares of Premier Common Stock shall be made under the Stock Purchase Plan after the Effective Time.


 5.13  Directors and Officers Protection
       ---------------------------------

       BB&T or a BB&T Subsidiary shall provide and keep in force for a period of three years after the Effective Time directors' and officers' liability insurance providing coverage to directors and officers of Premier for acts or omissions occurring prior to the Effective Time. Such insurance shall provide at least the same coverage and amounts as contained in Premier's policy on the date hereof; provided, that in no event shall the annual premium on such policy exceed 150% of the annual premium payments on Premier's policy in effect as of the date hereof (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BB&T shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. Notwithstanding the foregoing, BB&T further agrees to indemnify, defend and hold harmless the present and former directors, officers and employees of Premier and the Premier Subsidiaries (each, an "Indemnified Party") against all liabilities (which, for purposes of this Section 5.13, shall mean and include any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, expense, including without limitation all costs of investigation and defense, claim, action, investigation or proceeding, of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, and in each case including reasonable attorneys' fees and charges, arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers or employees of Premier and the Premier Subsidiaries or, at the request of Premier or a Premier Subsidiary, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Part 5 of Article 8 of the NCBCA (including Section 55-8-57), including provisions relating to advances of expenses incurred in the defense of any claims, demands, actions, causes of action, complaints, governmental or other examination, investigation, prosecution or hearing, or any other proceedings, investigations or inquiries, whether or not BB&T or any BB&T Subsidiary is insured against any such matter.

 5.14     Forbearances of BB&T
          --------------------

     Except with the prior written consent of Premier, neither BB&T nor any BB&T Subsidiary shall take any action which is reasonably likely to (i) cause the business combination contemplated hereby not to be accounted for as a pooling-of-interests or not to constitute a reorganization under Section 368(a) of the Code; (ii) result in any inaccuracy of a representation or warranty herein which would allow for termination of this Agreement; (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied; or (iv) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

 5.15   Reports
        -------

        Each of Premier and BB&T shall file (and shall cause the Premier Subsidiaries and the BB&T Subsidiaries, respectively, to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the Commission and any other regulatory authorities having jurisdiction over such party, and shall deliver to BB&T or Premier, as the case may be, copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Commission, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with applicable Commission rules and regulations or GAAP (subject in the case of interim financial statements to the absence of notes and to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the Commission will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a regulatory authority other than the Commission shall be prepared in accordance with requirements applicable to such reports.

 5.16   Exchange Listing
        ----------------

        BB&T shall use its reasonable best efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of BB&T Common Stock to be issued to the holders of Premier Common Stock pursuant to the Merger, and BB&T shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

 5.17  Board of Directors
       ------------------

       BB&T believes that it is important and in its best interest to preserve, facilitate and enhance its operations in the State of Georgia and the operations of Branch Banking and Trust Company, a North Carolina banking corporation which will become by merger BB&T's sole Georgia bank, and to have Darrell D. Pittard as an officer and director thereof. Accordingly, as of the Effective Time, Branch Banking and Trust Company shall name Mr. Pittard as Vice-Chairman of its Advisory Board for the State of Georgia and shall elect him to its Board of Directors, to serve until its next annual meeting (subject to the right of removal for cause) and thereafter so long as he is elected and qualifies.

 5.18  Completion of Bank Mergers
       --------------------------

       Prior to the Effective Time, Premier shall complete the Pending Acquisitions in accordance with the terms of the documents governing each such Pending Acquisition on the date hereof. BB&T shall cooperate with Premier in good faith to help resolve any issues that may arise following the date hereof related to the closing of any of the Pending Acquisitions.

                                  ARTICLE VI
                             CONDITIONS PRECEDENT

 6.1  Conditions Precedent - BB&T and Premier
      ---------------------------------------

      The respective obligations of BB&T and Premier to effect the transactions contemplated by this Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Time:

     (a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken, including, without limitation, the approval by the shareholders of Premier of the Agreement and the Plan of Merger;

     (b) The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, no proceedings shall be pending or, to the Knowledge of BB&T, threatened by the Commission to suspend the effectiveness of such Registration Statement and the BB&T Common Stock to be issued as contemplated in the Plan of Merger shall have either been registered or be subject to exemption from registration under applicable state securities laws;

     (c) The parties shall have received from all applicable regulatory authorities the approvals required in connection with the transactions contemplated by this Agreement and the Plan of Merger, all notice periods and waiting periods with respect to such approvals shall have passed and all such approvals shall be in effect;

     (d) None of BB&T, any of the BB&T Subsidiaries, Premier or any of the Premier Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement; and

     (e) Premier and BB&T shall have received an opinion of BB&T's legal counsel, in form and substance satisfactory to Premier and BB&T, substantially to the effect that (i) the Merger will constitute one or more reorganizations under Section 368(a) of the Code, (ii) the shareholders of Premier will not recognize any gain or loss to the extent that such shareholders exchange shares of Premier Common Stock or Premier Preferred Stock for shares of BB&T Common Stock and (iii) neither BB&T nor Premier will recognize any gain or loss solely as the result of the Merger.

     (f) BB&T shall have received letters, dated as of the date of filing of the Registration Statement with the Commission and as of the Effective Time, addressed to BB&T, in form and substance reasonably satisfactory to BB&T, from Arthur Andersen, LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

 6.2 Conditions Precedent - Premier
     ------------------------------

     The obligations of Premier to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by Premier pursuant to Section 7.4:

     (a) All representations and warranties of BB&T shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Premier. The representations and warranties of BB&T set forth in Sections 4.1, 4.2 (except as relates to qualification), 4.3(a), 4.3(b)(i) and 4.4 (except as relates to qualification) shall be true and correct (except for inaccuracies which are de minimis in amount). In each and every case, there shall not exist inaccuracies in the representations and warranties of BB&T set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.3(b)(i) and 4.4) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on BB&T;

     (b) BB&T shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement;

     (c) BB&T shall have delivered to Premier a certificate, dated the Closing Date and signed by its Chairman or President or an Executive Vice President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.2(a) and 6.2(b) hereof, to the extent applicable to BB&T, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's Knowledge, threatened that are reasonably likely to have a Material Adverse Effect on BB&T or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger;

     (d) Premier shall have received opinions of counsel to BB&T as to the matters described in Annex C hereto;

     (e) The shares of BB&T Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

     (f) The Financial Advisor who gave the opinion referred to in Section 3.27 shall not have withdrawn or modified its opinion that the Merger is fair, from a financial point of view, to Premier's shareholders.

 6.3 Conditions Precedent - BB&T
     ---------------------------

     The obligations of BB&T to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by BB&T pursuant to
Section 7.4:

     (a) All representations and warranties of Premier shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by BB&T. The representations and warranties of Premier set forth in Sections 3.1,
3.2 (except the last sentence thereof), 3.3, 3.4 (except the last sentence thereof), 3.5(a), 3.5(b)(i) and 3.24 shall be true and correct (except for inaccuracies which are de minimis in amount). In each and every case, there shall not exist inaccuracies in the representations and warranties of Premier set forth in this Agreement (including the representations and warranties set forth in the Sections designated in the preceding sentence) such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect on Premier and the Premier Subsidiaries taken as a whole;

     (b) No regulatory approval shall have imposed in connection with the transactions contemplated hereby any condition or requirement which, in the reasonable opinion of the Board of Directors of BB&T, would have, or is reasonably likely to have, a Material Adverse Effect on the business or economic benefits to BB&T of the transactions contemplated by this Agreement;

     (c) Premier shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement;

     (d) Premier shall have delivered to BB&T a certificate, dated the Closing Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(c), 6.1(d), 6.3(a) and 6.3(c) hereof, to the extent applicable to Premier, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's Knowledge, threatened that are reasonably likely to have a Material Adverse Effect on Premier or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger;

     (e) BB&T shall have received opinions of counsel to Premier as to the matters described in Annex D hereto; and

     (f) BB&T shall have received the written agreements from Affiliates as specified in Section 5.11 hereof to the extent necessary, in the reasonable judgment of BB&T, to ensure that the Merger will be accounted for as a pooling-of-interests under GAAP and to promote compliance with Rule 145 promulgated by the Commission.

     (g) Darrell D. Pittard shall have (i) continued in the employment of Premier until the Effective Time, and (ii) as of the Effective Time shall have entered into one or more mutually satisfactory agreements or arrangements providing for his employment by Branch Banking and Trust Company (or another Subsidiary of BB&T) and setting forth covenants not to compete with BB&T and its Subsidiaries.

                                  ARTICLE VII
                  TERMINATION, DEFAULT, WAIVER AND AMENDMENT

 7.1 Termination
     -----------

     This Agreement may be terminated:

     (a) At any time prior to the Effective Time, by the mutual consent in writing of the parties hereto.

     (b) At any time prior to the Effective Time, by either party (i) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement, or (ii) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement, which inaccuracy would provide the nonbreaching party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 6.2(a) hereof in the case of Premier and Section 6.3(a) hereof in the case of BB&T; and, in the case of (i) or (ii), if such breach or inaccuracy has not been cured by the earlier of thirty days following written notice of such breach to the party committing such breach or the Effective Time.

     (c) At any time prior to the Effective Time, by either party hereto in writing, if any of the conditions precedent to the obligations of the other party to consummate the transactions contemplated hereby cannot be satisfied or fulfilled prior to the Closing Date, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings herein.

     (d) At any time, by either party hereto in writing, if any of the applications for prior approval referred to in Section 5.4 hereof are denied, and the time period for appeals and requests for reconsideration has run; provided, that the applicant has used all reasonable effort to promptly prosecute such appeals and requests.

     (e) At any time, by either party hereto in writing, if the shareholders of Premier do not approve the Agreement and the Plan of Merger.

     (f) At any time following March 31, 2000 by either party hereto in writing, if the Effective Time has not occurred by the close of business on such date, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings herein.

     (g) At any time prior to the Effective Time, by BB&T in writing, if the Board of Directors of Premier shall have withdrawn its recommendation or refused to recommend to the shareholders of Premier that they vote to approve the Plan of Merger as required by Section 5.1 or shall have recommended to the shareholders of Premier approval of an agreement, plan or transaction arising out of or implementing any proposal or offer to acquire or purchase all or a substantial portion of the assets of, or a substantial equity interest in, Premier or any Premier Subsidiary (including, without limitation, a tender offer or exchange offer to purchase Premier Common Stock) or any business combination with Premier or any Premier Subsidiary other than with BB&T or a BB&T Subsidiary (any such proposal or offer, "Premier Acquisition Proposal").

     (h) At any time prior to the Effective Time, by Premier in writing, if the Board of Directors of Premier shall have determined in good faith to enter into an agreement, plan or transaction arising out of or implementing a Premier Acquisition Proposal that did not arise from a breach of Section 5.1 or Section 5.9(k).

 7.2 Effect of Termination
     ---------------------

     In the event this Agreement and the Plan of Merger is terminated pursuant to Section 7.1, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality, the Termination Fee and expenses set forth in Sections 5.7, 7.6 and 8.1, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b) shall not relieve the breaching party from liability for a breach of the covenant, agreement, representation or warranty giving rise to such termination.

 7.3 Survival of Representations, Warranties and Covenants
     -----------------------------------------------------

     All representations, warranties and covenants in this Agreement or the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time, other than covenants that by their terms are to be performed after the Effective Time (including Sections 5.7, 5.13 and 5.17), provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive BB&T or Premier (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either BB&T or Premier, the aforesaid representations, warranties and covenants being material inducements to consummation by BB&T and Premier of the transactions contemplated herein.

 7.4 Waiver
     ------

     Except with respect to any required regulatory approval, each party hereto, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of the Agreement and the Plan of Merger by the Premier shareholders) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or
(iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such extension or waiver, or amendment or supplement pursuant to this Section 7.4, executed after approval by the Premier shareholders of this Agreement and the Plan of Merger, shall reduce either the Common Exchange Ratio, the Preferred Exchange Ratio or the payment terms for fractional interests.

 7.5 Amendment or Supplement
     -----------------------

     This Agreement or the Plan of Merger may be amended or supplemented at any time in writing by mutual agreement of BB&T and Premier, subject to the proviso to Section 7.4.

 7.6 Termination Fee
     ---------------

     (a) In the event that this Agreement is terminated:

          (i) by either BB&T or Premier pursuant to Section 7.1(e) and (A) at the time of the meeting of the Premier shareholders referred to in Section 5.1 (or at any adjournment thereof) a Premier Acquisition Proposal exists or (B) prior to such shareholders' meeting, Premier's Board of Directors shall have withdrawn its recommendation or refused to recommend to the shareholders of Premier that they vote to approve the Plan of Merger;

          (ii) by BB&T pursuant to Section 7.1(g); or

          (iii) by BB&T pursuant to Section 7.1(b) or Section 7.1(c) (solely with respect to a breach by Premier of Section 5.9(k));

          (iv) by Premier pursuant to Section 7.1(c) (solely with respect to the failure of the condition set forth in Section 6.2(f) to be satisfied);

          (v) by Premier pursuant to Section 7.1(h)

then Premier shall promptly, but in no event later than two business days after the date of such termination, pay to BB&T as compensation for the Merger not becoming effective a termination fee equal to $10 million (the "Termination Fee") by wire transfer of immediately available funds. The Termination Fee shall be payable without regard to any expenses to be paid pursuant to Section 8.1.

     (b) Premier acknowledges that the agreements contained in Section 7.6(a) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, BB&T would not enter into this Agreement; accordingly, if Premier fails promptly to pay any amount due pursuant to Section 7.6(a), and, in order to obtain such payment, BB&T commences a suit which results in a judgment against Premier for all or a substantial portion of the payment set forth in Section 7.6(a), Premier shall pay to BB&T its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the Premier Termination Fee from the date for payment until the date of such payment at the prime rate of Branch Banking and Trust Company in effect on the date such payment was required to be made plus two percentage points.

                                 ARTICLE VIII
                                MISCELLANEOUS

 8.1 Expenses
     --------

     Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel; provided, however, that the filing fees and printing costs incurred in connection with the Registration Statement and the Proxy Statement/Prospectus shall be borne 50% by BB&T and 50% by Premier.

 8.2 Entire Agreement
     ----------------

     This Agreement, including the Annexes attached hereto and the Premier Disclosure Memorandum delivered pursuant hereto, contains the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersedes all arrangements or understandings with respect thereto, written or oral, entered into on or before the date hereof, except for the Confidentiality Agreement between the parties hereto dated August 12, 1998, which remains in full force and effect. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities, except for the rights of directors and officers of Premier to enforce rights in Sections 5.13 and 5.17.

 8.3 No Assignment
     -------------

     Except for a substitution of parties pursuant to Section 5.4(a), none of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, except upon the prior written consent of each other party.

 8.4 Notices
     -------

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight express courier or by facsimile transmission, addressed or directed as follows:

     If to Premier:

          Premier Bancshares, Inc.
          950 E. Paces Ferry Road
          Atlanta, Georgia 30326
          Telephone: 404-814-3090
          Fax: 404-881-7777

     With a required copy to:

          Ralph F. MacDonald, III
          Alston & Bird LLP
          1201 West Peachtree Street
          Atlanta, Georgia 30309-3424
          Telephone: 404-881-7000
          Fax: 404-881-4777

     If to BB&T:

          Scott E. Reed
          150 Premier Stratford Road
          4th Floor
          Winston-Salem, North Carolina 27104
          Telephone: 336-733-3088
          Fax: 336-733-2296

     With a required copy to:

          William A. Davis, II
          Womble Carlyle Sandridge & Rice, PLLC
          200 West Second Street
          Winston-Salem, North Carolina 27102
          Telephone: 336-721-3624
          Fax: 336-733-8364

Any party may by notice change the address to which notice or other communications to it are to be delivered.

8.5  Specific Performance
     --------------------

     Premier acknowledges that the Premier Common Stock and the Premier business and assets are unique, and that if Premier fails to consummate the transactions contemplated by this Agreement such failure will cause irreparable harm to BB&T for which there will be no adequate remedy at law. BB&T shall be entitled, in addition to its other remedies at law, to specific performance of this Agreement if Premier shall, without cause, refuse to consummate the transactions contemplated by this Agreement.

 8.6 Captions
     --------

     The captions contained in this Agreement are for reference only and are not part of this Agreement.

 8.7 Counterparts
     ------------

     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

 8.8 Governing Law
     -------------

     This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of laws, except to the extent federal law may be applicable.

                  [remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


                              BB&T CORPORATION


                              By: /s/ John A. Allison IV
                                 -----------------------
                                 Name: John A. Allison IV
                                       ------------------
                                 Title: Chairman and Chief Executive Officer
                                        ------------------------------------


                              PREMIER BANCSHARES, INC.


                              By: /s/ Darrell D. Pittard
                                  ----------------------
                                  Name:  Darrell D. Pittard
                                         ------------------
                                  Title: Chairman and Chief Executive Officer
                                         ------------------------------------